EXHIBIT 10.2

FIRST NATIONAL CORPORATION

DIRECTOR STOCK AWARD AGREEMENT

This Stock Award Agreement (the “Agreement”), dated as of [_____ __, _____], by and between First National Corporation (the “Company”) and [Recipient] evidences the grant on [________ __, ____] (the “Grant Date”) by the Company of an award of common stock (the “Stock Award”) to you and your acceptance of the Stock Award.

The grant of this Stock Award is made in accordance with the First National Corporation 2023 Stock Incentive Plan (the “Plan”), a copy of which is available from the Company upon request. The terms of the Plan are incorporated into this Agreement by reference. In the case of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control. Any term used in this Agreement that is defined in the Plan shall have the same meaning given to that term in the Plan. References in this Agreement to the “Company” also shall mean and refer to any business entity that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Company, unless the context otherwise requires.

1.    Award of Stock. The Company awards you [___] shares of common stock of the Company (“Company Stock”), subject to the terms and conditions of this Agreement and the Plan.

2.         Rights as a Shareholder.

(a)         You shall not have any rights of a shareholder with respect to the Company Stock until the issuance of such shares of Company Stock.

(b)         Upon and following the issuance of the Company Stock, you shall be the record owner of the shares of the Company Stock unless and until such Company Stock are sold or otherwise disposed of, and as record owner shall be entitled to all rights of a shareholder of the Company (including voting rights).

3.         Issuance of Shares. Effective as of the Grant Date, the Company shall: (i) issue and deliver to you the number of shares of Company Stock granted by the Company; and (ii) enter your name on the books of the Company as the shareholder of record with respect to the shares of Company Stock delivered to you.

4.         Governing Law. This Agreement is governed by the laws of the Commonwealth of Virginia.

5.         Tax Liability. The ultimate liability for all income taxes associated with the Stock Award is and remains your responsibility and the Company: (i) makes no representation or undertakings regarding the treatment of any income tax related items in connection with the grant, or issuance of the Company Stock or the subsequent sale of any shares; and (ii) does not commit to structure the Stock Award to reduce or eliminate your liability for such income tax items.

6.         Acceptance of Award. By signing below, you confirm your acceptance of the Stock Award and agreement to the terms and conditions set forth in this Agreement, which, together with the terms of the Plan, shall become the Company’s Stock Award Agreement with you. You also agree to all of the terms and conditions of the Plan. This Agreement will not be effective until it is signed and returned.

7.         Entire Agreement, Amendment. This Agreement constitutes the entire agreement between the Company and you and shall be binding upon your legatees, distributees, and personal representatives and the successors of the Company. This Agreement may only be amended by a writing signed by both the Company and you.

8.         Compliance with Law. The issuance and transfer of shares of Company Stock shall be subject to compliance by the Company and you with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s shares of common stock may be listed. No shares of Company Stock shall be issued or transferred unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel.

9.         Notices. Any notice required to be delivered to the Company under this Agreement shall be in writing and addressed to the President and Chief Executive Officer of the Company at the Company’s principal corporate offices. Any notice required to be delivered to you under this Agreement shall be in writing and addressed to you at your address as shown in the records of the Company. Either party may designate another address in writing (or by such other method approved by the Company) from time to time.

10.         Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Section 409A of the Code.

Signatures appear on the following page.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

FIRST NATIONAL CORPORATION

By:

Scott C. Harvard

President and Chief Executive Officer

[Recipient Name]

[Chairman of the Board / Director]